Exhibit 35.1         Servicing Compliance Statement on General Electric Capital Corporation

GE EQUIPMENT TRANSPORTATION LLC, SERIES 2014-1	March 13, 2015

10 Riverview Drive

Danbury, CT 06810

Attention:	Capital Markets Operations

Pursuant to Section 2.8 of the Servicing Agreement, dated as of June 18, 2014 (the “Servicing Agreement”), between GE EQUIPMENT TRANSPORTATION LLC, SERIES 2014-1 and General Electric Capital Corporation, as Servicer, the undersigned hereby certifies that:

(i)	a review of the activities of the Servicer from May 3, 2014 to December 31, 2014 and of performance under the Servicing Agreement has been made under the supervision of the undersigned; and

(ii)	to the best knowledge of the undersigned, based on such review, the Servicer has fulfilled all of its obligations under the Servicing Agreement throughout such year.

GENERAL ELECTRIC CAPITAL CORPORATION

By:	/s/ Thomas A. Davidson
Name:	Thomas A. Davidson
Title:	Senior Managing Director, Capital Markets and authorized officer of the servicer